UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
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☐	Soliciting Material Pursuant to Rule 14a-12
ATHEROGENICS, INC.
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       April 18, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 22, 2008 at 9:00 a.m., Eastern Time.

The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics’ independent registered public accounting firm, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope or submit a proxy through the internet by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MICHAEL A. HENOS
Chairman of the Board

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2008

NOTICE HEREBY IS GIVEN that the 2008 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 22, 2008, at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

1. A proposal to elect four Class II directors to serve until the 2011 Annual Meeting of Shareholders;

2. A proposal to approve the AtheroGenics, Inc. 2008 Equity Ownership Plan (the “Plan”);

3. A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics, Inc. for the fiscal year ending December 31, 2008; and

4. Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 24, 2008 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia
April 18, 2008

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2008

We are providing this proxy statement to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by the board of directors of AtheroGenics, Inc. to be voted at the 2008 Annual Meeting of Shareholders and at any adjournments of that meeting. The annual meeting will be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 22, 2008, at 9:00 a.m., Eastern Time.

When used in this proxy statement, the terms “we,” “us,” “our” and “AtheroGenics” refer to AtheroGenics, Inc.

The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is April 18, 2008.

VOTING

General

The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 24, 2008.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics as of the record date is necessary to establish a quorum at the annual meeting and conduct business. As of the record date, 39,518,492 shares of common stock were outstanding and eligible to vote. Accordingly, 19,759,247 shares must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. Your shares will be counted as present at the annual meeting if you properly submit a proxy (even if you do not provide voting instructions) or attend the annual meeting and vote in person.

In voting on the proposal to elect four directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. This means the four nominees receiving the greatest number of votes will be elected. In accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

In voting on the proposal approve the Plan (Proposal 2) and the proposal to ratify the audit committee’s appointment of the independent registered public accounting firm (Proposal 3), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 and Proposal 3 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name”.

If you are a common stockholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under those rules. These votes are considered as votes cast in determining the outcome of any discretionary proposal. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the annual meeting, they will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposal 1 and Proposal 3 are discretionary.

As of March 24, 2008 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 1,302,152 outstanding shares of common stock of AtheroGenics, constituting approximately 3.3% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the two proposals.

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2008. We will file that report with the Securities and Exchange Commission, or SEC, and you can get a copy from:

•	our website at www.atherogenics.com by clicking on the Investor Relations link, followed by the SEC Filings link,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	Investor Relations of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004.

Proxies

Shareholders should specify their choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the director nominees, “FOR” the approval of the Plan and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (1) by giving written notice to the Corporate Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (2) by executing and delivering to the Corporate Secretary a proxy card bearing a later date; or (3) by voting in person at the annual meeting. However, under the rules of the national securities exchanges, including the Nasdaq Global Market, or Nasdaq, any beneficial owner of AtheroGenics’ common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes, with each director serving a three-year term. Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are duly elected and qualified. The directors in Class I, Mr. Bearman, Mr. Bryson and Dr. Dagi, hold office until the 2010 annual meeting of shareholders. The directors in Class II, Dr. Alexander, Dr. Barker, Ms. Grayson and Dr. Scott, hold office until this annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until the 2009 annual meeting of shareholders. No family relationships exist among any of our directors or executive officers.

The board of directors has nominated Dr. Alexander, Dr. Barker, Ms. Grayson and Dr. Scott for re-election as Class II directors to serve until the 2011 annual meeting of shareholders.

The nominees have consented to serve another term as directors if re-elected. If the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate substitute nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect R. Wayne Alexander, M.D., Samuel L. Barker, Ph.D., Margaret E. Grayson, and William A. Scott, Ph.D. as Class II directors for a three-year term expiring at the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of March 24, 2008:

Name	Age	Position

Russell M. Medford, M.D., Ph.D.	53	President, Chief Executive Officer and Director
Mark P. Colonnese	52	Executive Vice President, Commercial Operations and Chief Financial Officer
Joseph M. Gaynor, Jr.	47	Senior Vice President, General Counsel and Corporate Secretary
W. Charles Montgomery, Ph. D	61	Senior Vice President, Business Development and Alliance Management
Michael A. Henos	58	Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D.(1)(2)	67	Director
Samuel L. Barker, Ph.D.(1)(2)	65	Director
David Bearman(3)	62	Director
Vaughn D. Bryson(1)	69	Director
T. Forcht Dagi, M.D.(3)	59	Director
Margaret E. Grayson(3)	61	Director
Arthur M. Pappas(2)	60	Director
William A. Scott, Ph.D.(2)	68	Director

(1)	Member of the compensation committee.

(2)	Member of the corporate governance and nominating committee.

(3)	Member of the audit committee.

Russell M. Medford, M.D., Ph.D. has served as a member of AtheroGenics’ board of directors since our inception in 1993. Dr. Medford has been the President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. Dr. Medford is a director of Inhibitex, Inc., a clinical stage biopharmaceutical company. Dr. Medford serves on the Biotechnology Industry Organization’ (BIO) Board of Directors and the Emerging Companies Section Governing Body. He serves on the executive committee of the Georgia BioMedical Partnership and is a member of the House Georgia Bioeconomic Development Study Committee and the Southeast BIO Board of Directors. He is an inaugural Fellow of the Council on Basic Cardiovascular Sciences of the American Heart Association and has held a number of academic appointments at the Emory University School of Medicine, most recently as Adjunct Clinical Professor of Medicine. Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and served as a fellow in cardiology at the Brigham and Women’s Hospital and Harvard Medical School, where he also served on the faculty of Medicine.

Mark P. Colonnese has served as Executive Vice President, Commercial Operations and Chief Financial Officer since May 2006. He had previously served as our Senior Vice President of Finance and Administration and Chief Financial Officer since 2002, and as our Vice President of Finance and Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at AAIPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College.

Joseph M. Gaynor, Jr. has served as Senior Vice President, General Counsel and Corporate Secretary since July 2006. He had previously served as our Vice President, General Counsel and Secretary since 2005. From 1995 until joining AtheroGenics, Mr. Gaynor served as Vice President, General Counsel and Secretary for all U.S. subsidiaries of the Belgian pharmaceuticals group, UCB Pharma. In that role, Mr. Gaynor directed a legal department responsible for licensing and collaborations, mergers and acquisitions, healthcare regulatory and corporate compliance matters, and the strategic management of complex litigation. From 1989 to 1995, Mr. Gaynor served as Legal Counsel at Lanier Worldwide, Inc. and from 1986 to 1989 was an associate at the Atlanta law firm of Powell, Goldstein, Frazer & Murphy. Mr. Gaynor received a B.S. in Accounting and Finance from Miami University and his law degree from Emory University School of Law in Atlanta, Georgia.

W. Charles Montgomery, Ph.D. has served as Senior Vice President, Business Development and Alliance Management since May 2006. He had previously served as our Vice President of Business Development since 2004. From 2002 until joining AtheroGenics, Dr. Montgomery was Vice President of Business Development and Portfolio Planning at Celera Genomics, a business segment of Applera Corporation that was developing new therapies to improve human health. From 1987 to 2001, he served in various senior positions for the DuPont Pharmaceuticals Company and the DuPont Merck Pharmaceutical Company, most recently as Vice President and Co-Head of Business Development and Strategic Planning. Dr. Montgomery has a B.S. in Chemistry from the Southern Methodist University in Dallas, Texas and received a Ph.D. in Organic Chemistry from the University of Minnesota.

Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos served as a general partner of Aspen Ventures, a $150 million early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos is the Chairman of the Board of Inhibitex, Inc., a clinical stage biopharmaceutical company and Genoptix, Inc., a specialized laboratory service provider of diagnostic services to hematologists and oncologists.

R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.

Samuel L. Barker, Ph.D., was elected to the AtheroGenics board of directors in July 2006. In 2001, he co-founded Clearview Projects, Inc., a multi-disciplinary advisory firm specializing in strategic assessment, corporate development and product alliances with a focus on the global healthcare sector. He served as President and CEO of Clearview Projects from 2003-2004. From 1990 until his retirement in 1999, Dr. Barker held several executive positions at Bristol Myers-Squibb. These positions included serving as Executive Vice President, Worldwide Franchise Management and Strategy from 1998 to 1999. From 1992 through November 1997 he served as President, United States Pharmaceuticals and from

1990 to 1992 as President, Bristol Myers Squibb Intercontinental Commercial Operations. Dr. Barker has been the Chairman of the Board of Lexicon Genetics, Inc., since March 2005 and serves on the Board of Directors of Cadence Pharmaceuticals, Inc. in San Diego, California. He is an Advisor to Symphony Capital, a private equity partnership. Dr. Barker received a B.S. from Henderson State College, and holds graduate degrees from the University of Arkansas and Purdue University.

David Bearman joined our board of directors in November 2002. From 2006 until his retirement in 2007, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of Home Depot Supply, a distributor of construction, repair and maintenance products. From March 2003 until March 2006, Mr. Bearman served in a similar capacity with Hughes Supply Company, Inc. before its acquisition by The Home Depot, Inc. From 1998 until his retirement in 2001, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of NCR Corporation, a global technology company, and as a member of the NCR Executive Committee. From 1989 to 1998, Mr. Bearman served as the Executive Vice President and Chief Financial Officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers.

Vaughn D. Bryson has served as a member of our board of directors since February 2000. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly’s board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He serves as a board member for Clinical Products, LLC and NWS, Inc. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. Dr. Dagi is a partner at HLM Venture Partners in Boston. He served previously as a managing partner of Cordova Ventures, LLP, a venture firm in Atlanta. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi holds an A.B. from Columbia College, an M.D. and an M.P.H. from Johns Hopkins, an M.T.S. from Harvard University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Dagi trained in neurosurgery at the Massachusetts General Hospital and Harvard University, where he was a Neuroresearch Foundation Fellow and Joseph P. Kennedy, Jr., Fellow. He is a diplomat of the American Board of Neurological Surgeons and a Fellow of the American College of Surgeons and the College of Critical Care Medicine. Dr. Dagi is a director of privately-held IntelliDx, Inc. and Axela, Inc. He chairs the New Technologies Committee of the American College of Surgeons and is the vice chair of the Committee on Perioperative Care. He also serves as director of the Goergen Entrepreneurial Institute at the Wharton School of the University of Pennsylvania, and teaches biomedical entrepreneurship at the Harvard-MIT Division of Health Sciences and Technology.

Margaret E. (Peg) Grayson was elected to the AtheroGenics board of directors in July 2006. Ms. Grayson is President of Coalescent Technologies, a professional engineering firm that provides engineering products and services to the Department of Defense, federal agencies and commercial clients. She is also the President of Grayson & Associates, a management consulting and advisory practice for audit, policy and regulatory compliance. From 2005 until 2006, Ms. Grayson served as President of AEP Government Solutions Group and Executive Vice President and General Manager of AEP Networks. She served as President and CEO of V-ONE Corporation, before it combined with AEP Networks in 2005. Prior to joining V-ONE, Ms. Grayson served as Chief Financial Officer for SPACEHAB, Inc., and for Sirius Satellite Radio, dba, CD Radio, Inc. in Washington, D.C. She is a member of the National Infrastructure Advisory Council (NIAC), serving at the request of President George W. Bush, and provides advice to the Secretary of Homeland Security and the President on the security of our Nation’s critical infrastructure. Ms. Grayson is a member of the Financial Executives Institute of Washington D.C., the Potomac Officers Club and has been named to Maryland’s Top 100 Women. She is a member of the Dean’s Advisory Council for the School of Management at the State University of New York, and the Advisory Board for the Center of Excellence in Information Assurance

at SUNY Buffalo. Ms. Grayson holds an M.B.A. from the University of South Florida and a B.S. in Accounting from the State University of New York at Buffalo.

Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Chief Executive Officer of A. M. Pappas & Associates, LLC, a firm which manages life science venture capital funds. Prior to founding the firm in 1994, Mr. Pappas held senior level positions at several multinational pharmaceutical companies. He was an executive member of the board of directors of Glaxo Holdings plc, now GlaxoSmithKline, for which he was responsible for international operations including research, development and manufacturing. Mr. Pappas has held various senior executive positions with Abbott Laboratories International, Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of privately held Genstruct, Inc., BrainCells, Inc., CoLucid Pharmaceuticals and Lead Therapeutics, Inc. and is Vice Chairman of the Board of Directors of the North Carolina Biotechnology Center. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

William A. Scott, Ph.D. has served as a member of our board of directors since 1997. Dr. Scott served as Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University. Dr. Scott has been a director of Avalon Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, since 1999 and Deltagen, Inc., a provider of drug discovery tools, since 2001.

Board Meetings and Committees

During the year ended December 31, 2007, the board of directors held six meetings. The board has also established three committees: an audit committee, a compensation committee and a corporate governance and nominating committee. During the year ended December 31, 2007, the audit committee held eight meetings, the compensation committee held seven meetings and corporate governance and nominating committee held three meetings. Each director attended at least 75% of the aggregate meetings of the board of directors and any committee on which he or she served. Our board of directors has determined that, except for Dr. Medford, all of our directors are independent as defined by the listing standards of Nasdaq.

All members of the board of directors are strongly encouraged, but not required, to attend AtheroGenics’ annual meetings of shareholders. At our 2007 Annual Meeting of Shareholders, all of the directors then in office were in attendance.

Audit Committee.  The audit committee, which consists of Mr. Bearman, Chairman, Dr. Dagi and Ms. Grayson, is responsible for appointing and overseeing the performance of our independent registered public accounting firm, overseeing our accounting and financial reporting process and reviewing the scope, results and costs of the audits and other services provided by our independent registered public accounting firm. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee members are independent directors and meet applicable audit committee independence requirements of Nasdaq listing standards and SEC regulations. The board of directors has determined that Mr. Bearman is an audit committee financial expert. A copy of the audit committee charter is available on our website at www.atherogenics.com.

Compensation Committee.  The compensation committee, which consists of Mr. Bryson, Chairman, Dr. Alexander and Dr. Barker, reviews and approves the compensation and benefits for our executive officers, administers our equity ownership plans, and makes recommendations to the board of directors regarding these matters. The members of the compensation committee are independent under Nasdaq listing standards. A copy of the compensation committee charter is available on our website at www.atherogenics.com.

Corporate Governance and Nominating Committee.  The corporate governance and nominating committee, which consists of Dr. Alexander, Chairman, Dr. Barker, Mr. Pappas and Dr. Scott, oversees all aspects of our corporate governance functions on behalf of the board, including identifying and reviewing the qualifications of candidates to recommend for nomination to the board of directors, reviewing the composition of the board and its committees, monitoring board effectiveness, ensuring compliance with applicable Nasdaq and SEC requirements and making other recommendations to the board regarding matters related to our directors. The corporate governance and nominating committee members are independent directors under Nasdaq listing standards. A copy of the corporate governance and nominating committee charter and our corporate governance guidelines are available on our website at www.atherogenics.com.

The corporate governance and nominating committee has not established any specific minimum qualifications that must be met for recommendation for a position on the board of directors. In considering potential candidates, the committee will include in their assessment attributes that they believe will be most beneficial to the functioning of the board. These attributes, as well as others that are deemed necessary or appropriate, include fulfillment of necessary independence requirements, the highest ethical standards and integrity, an ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and individual backgrounds that provide a diverse experience and knowledge commensurate with our needs.

The corporate governance and nominating committee will use its network of contacts and may also engage a consulting or professional search firm to assist in locating qualified candidates for the board of directors. The committee will also consider nominations submitted by the shareholders using the procedures set forth in our bylaws. To recommend a nominee, a shareholder must submit the following information to the committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the nominee and by the shareholder; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

This information must be received by the corporate governance and nominating committee at least 120 days prior to the anniversary of the date on which AtheroGenics first mailed its proxy materials for the prior year’s annual meeting of shareholders. For the proxy materials relating to the 2009 annual meeting, this date would be December 19, 2008. All notices should be sent to AtheroGenics, Inc., c/o Corporate Secretary, 8995 Westside Parkway, Alpharetta, Georgia 30004. The corporate governance and nominating committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the time frame provided by the committee for the nominee to be considered. Nominees recommended by a shareholder will be evaluated on the same basis as other nominees.

Communication with the Board of Directors

Shareholders may contact an individual director, a committee of our board, the independent directors as a group, or our board as a group. All shareholder communications should be sent to the attention of our Corporate Secretary. This centralized process will assist our board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient (or recipients) should be noted in the communication. Communications may be sent by one of the following means:

Mail: AtheroGenics, Inc.,
8995 Westside Parkway,
Alpharetta, Georgia 30004
Fax: (678) 336-2570.

Our board has instructed our Corporate Secretary to forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, however, the Corporate Secretary will review such correspondence and, in his discretion, will not forward certain items to a director if the communication is deemed to be of a commercial or frivolous nature or otherwise inappropriate for our board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in our Company for review and possible response.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Prior to June 2007, non-employee directors each received $40,000 in base annual compensation payable in equal quarterly installments, plus $10,000 for each additional committee membership unless serving as the chairman of the applicable committee, $15,000 for the chairman of the compensation committee, $10,000 for the chairman of the corporate governance and nominating committee, $20,000 for the chairman of the audit committee and $55,000 for the chairman of the board of directors. On June 30, 2007, each non-employee director was granted a non-qualified stock option in lieu of the annual cash compensation. The exercise price was equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. The number of option awards granted was: Mr. Henos — 9,500 shares; Dr. Alexander — 6,000 shares; Dr. Barker — 6,000 shares; Mr. Bearman — 6,000 shares; Mr. Bryson — 5,500 shares; Dr. Dagi — 5,000 shares; Ms. Grayson — 5,000 shares; Mr. Pappas — 6,000 shares; and Dr. Scott — 5,000 shares. Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire 24,000 shares of common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the option vests one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and non-employee directors also receive annually 40,000 and 20,000, respectively, non-qualified stock options. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

The following table sets forth all of the compensation awarded to, earned by or paid to AtheroGenics’ non-employee directors during 2007.

	Fees Earned
Name	or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Michael A. Henos	$47,500	$144,116	$191,616
R. Wayne Alexander	30,000	67,468	97,468
Samuel L. Barker	30,000	128,143	158,143
David Bearman	30,000	67,468	97,468
Vaughn D. Bryson	27,500	67,116	94,616
T. Forcht Dagi	25,000	66,765	91,765
Margaret E. Grayson	25,000	127,439	152,439
Arthur M. Pappas	30,000	67,468	97,468
William A. Scott	25,000	66,765	91,765

(1)	Represents the compensation costs recognized for financial reporting purposes for the year ended December 31, 2007, excluding estimated forfeitures, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or FAS 123(R). See Note 1 Description of Business and Significant Accounting Policies — Stock-Based Compensation in our Annual Report on Form 10-K filed March 3, 2008 for a discussion of all assumptions made by AtheroGenics in determining the FAS 123(R) value of its option awards. The grant date fair value of the option received May 17, 2007 was $1.56 per share and the grant date fair value of the option received June 29, 2007 was $1.39 per share.

At December 31, 2007, the aggregate number of option awards outstanding was: Mr. Henos — 172,800 shares; Dr. Alexander — 130,900 shares; Dr. Barker — 50,000 shares; Mr. Bearman — 54,000 shares; Mr. Bryson — 69,500 shares; Dr. Dagi — 85,800 shares; Ms. Grayson — 49,000 shares; Mr. Pappas — 80,200 shares; and Dr. Scott — 81,100 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us by each of the following as of March 24, 2008 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 24, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

	Common Stock
	Beneficially Owned
	Number of		Percent of
Beneficial Owner	Shares		Class

Visium Asset Management, LP. 950 Third Avenue New York, New York 100022	3,378,526	(1)	8.4%
BNP Paribas Arbitrage SA 555 Croton Road, 4th Floor King of Prussia, Pennsylvania	2,983,500	(2)	7.6%
Firebird Global Master Fund, Ltd. 152 West 57th Street, 24th Floor New York, New York 10019	2,137,563	(3)	5.4%
Russell M. Medford, M.D., Ph.D.	1,938,241	(4)	4.9%
R. Wayne Alexander, M.D., Ph.D.	565,800	(5)	1.4%
Mark P. Colonnese	432,400	(6)	1.1%
Michael A. Henos	271,217	(7)	*
Vaughn D. Bryson	145,949	(8)	*
W. Charles Montgomery, Ph. D.	144,000	(9)	*
T. Forcht Dagi, M.D.	123,312	(10)	*
William A. Scott, Ph.D.	122,067	(11)	*
David Bearman	98,600	(12)	*
Arthur M. Pappas	94,200	(13)	*
Joseph M. Gaynor, Jr.	75,900	(14)	*
Samuel L. Barker, Ph.D.	67,000	(15)	*
Margaret E. Grayson	40,167	(16)	*
All directors and executive officers as a group (13 persons)	4,118,853	(17)	10.4%

*	Less than one percent (1%) of outstanding shares.

(1)	The amount shown and the following information was provided by Visium Asset Management, LP pursuant to a Schedule 13G dated February 14, 2008, indicating beneficial ownership as of February 12, 2008. The Schedule 13G indicates that Visium Asset Management, LP, JG Asset, LLC and Jacob Gottlieb each have sole voting and dispositive power with respect to 3,378,526 shares.

(2)	The amount shown and the following information was provided by BNP Paribas Arbitrage SA indicating that BNP Paribas Arbitrage SA has sole voting and dispositive power with respect to 2,983,500 shares.

(3)	The amount shown and the following information was provided by Firebird Global Master Fund, Ltd pursuant to a Schedule 13G/A dated February 13, 2008, indicating beneficial ownership as of December 31, 2007. The Schedule 13G/A indicates that James Passin and Harvey Sawikin each have shared voting and dispositive power with respect to 2,137,563 shares.

(4)	Includes 1,441,100 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited liability limited partnership of which Dr. Medford is the general partner. As the general partner, Dr. Medford exercises voting and investment power over these shares.

(5)	Includes 129,900 shares subject to options exercisable within 60 days and 100,000 shares owned by Jane Alexander, Dr. Alexander’s spouse.

(6)	Includes 407,400 shares subject to options exercisable within 60 days.

(7)	Includes 171,217 shares subject to options exercisable within 60 days.

(8)	Includes 68,583 shares subject to options exercisable within 60 days and 27,366 shares held in the Vaughn D. Bryson 2006 Grantor Retained Annuity Trust of which The Trust Company of Oxford is trustee. As the trustee, The Trust Company of Oxford exercises voting and investment power of these shares

(9)	Includes 144,000 shares subject to options exercisable within 60 days.

(10)	Includes 84,967 shares subject to options exercisable within 60 days.

(11)	Includes 80,267 shares subject to options exercisable within 60 days.

(12)	Includes 53,000 shares subject to options exercisable within 60 days.

(13)	Includes 79,200 shares subject to options exercisable within 60 days.

(14)	Includes 75,900 shares subject to options exercisable within 60 days.

(15)	Includes 41,000 shares subject to options exercisable within 60 days and 10,000 shares held in the Sam L. Barker 2007 Trust and 10,000 shares held in the Judy A. Barker 2007 Trust of which Dr. Barker is trustee. As the trustee, Dr. Barker exercises voting and investment power of these shares.

(16)	Includes 40,167 shares subject to options exercisable within 60 days.

(17)	Includes 2,816,701 shares subject to options exercisable within 60 days.

RELATED PERSON TRANSACTIONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing the terms, conditions and arrangements involving any related party or potential conflict of interest transaction and for overseeing our code of business conduct and ethics, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, our audit committee is responsible for reviewing and approving the terms and conditions of all transactions that involve AtheroGenics, one of our directors or executive officers or any of their immediate family members. Other than as described below we have not entered into any such transactions since January 1, 2007 that meet the requirements for disclosure in this proxy statement. If there were to be such a transaction, we would need the approval of our audit committee prior to entering into such transaction.

At least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which AtheroGenics is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review, at least annually, of our financial systems to determine whether a director, or a company employing a director, engaged in transactions with us during the fiscal year.

Emory University License Agreement

In January 1995, we entered into a license agreement with Emory University. Under the terms of the Emory license agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director, and R. Wayne Alexander, M.D., Ph.D., a member of our board of directors. The Emory license agreement required us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The Emory license agreement also provided for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford’s wife, will receive a portion of our payments to Emory under the Emory license agreement. We paid a signing fee to Emory upon the execution of the Emory license agreement and an additional amount for achievement of the first and second milestone under the agreement. The Emory license agreement was amended in August 2005 to eliminate any further milestone payments and to provide that Emory will receive a percentage of any milestone payments or royalties received by AtheroGenics related to the development and sale of products utilizing the Emory patents.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The compensation committee is responsible for setting the overall compensation strategy and compensation policies for our senior executive officers and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The compensation committee’s functions are more fully described in its charter which can be viewed at the investor relations page on our website at www.atherogenics.com. The charter of the compensation committee requires that the compensation committee be comprised of at least three members of the board of directors, and the compensation committee currently consists of Mr. Bryson, as Chairman, Dr. Alexander and Dr. Barker. As required by the charter, the board of directors has determined that each member of the compensation committee is “independent” as that term is defined under the rules and regulations of the SEC, and the applicable listing standards of Nasdaq.

Named Executive Officers for 2007

The compensation committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or NEOs included in the tables set forth following this compensation discussion and analysis. The NEOs for 2007 include our chief executive officer, our chief financial officer, and the three other executive officers that had the highest total compensation for 2007, calculated in accordance with the rules and regulations of the SEC. Our NEOs are:

•	Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer;

•	Mark P, Colonnese, Executive Vice President, Commercial Operations and Chief Financial Officer;

•	Robert A.D. Scott, M.D., Former Executive Vice President, Research & Development and Chief Medical Officer;

•	Joseph M. Gaynor, Jr., Senior Vice President, General Counsel and Corporate Secretary; and

•	W. Charles Montgomery, Ph.D., Senior Vice President, Business Development & Alliance Management.

Dr. Scott resigned as Executive President, Research & Development and Chief Medical Officer in October 2007. Following Dr. Scott’s resignation, we had only four executive officers.

Compensation Philosophy, Policies and Principles

As a research-based pharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, our long-term success depends on our ability to discover, develop and market innovative medicines. To be successful, we must attract, motivate and retain highly talented individuals within all levels of our company who are committed to our long-term success. To this end, the compensation committee’s philosophy is to implement programs that are designed to:

•	Provide competitive compensation that will attract, retain and reward highly qualified executives who contribute to our long-term success. The compensation committee believes compensation should reflect the value of the job in the marketplace and views this as a key to attracting and retaining a highly skilled work force.

•	Align management’s interests with shareholders by including long-term equity incentives in executive compensation.

•	Provide compensation that rewards performance. Our programs should deliver compensation reflective of individual and company performance. Where individual and/or company performance exceeds expectations or falls short of expectations, compensation should reflect these results.

•	Provide compensation that encourages the long-term focus required for success in the pharmaceutical industry. To this end, all employees receive a mix of base salary, short-term incentive compensation (in the form of an annual cash bonus) and long-term equity based compensation; however, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results.

•	Provide compensation and benefit programs that are fair and equitable. While programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

•	Orchestrate compensation and benefit programs to motivate and inspire employee behavior that fosters a high-performance culture that maximizes the opportunity for achievement of our business goals and objectives.

Process

Determining Compensation

The compensation committee believes that a successful compensation program requires analysis and review of both overall company performance and individual contributions and accomplishments. With regard to overall company performance, senior management recommends operating objectives to the compensation committee for consideration and approval. The compensation committee then selects operating objectives which it believes strongly correlate to key goals and enhanced shareholder value over time. These overall company goals are then sent to the full Board for final approval. Individual performance for each NEO (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer and communicated to the compensation committee as a basis for determining compensation for each such NEO. The compensation committee separately evaluates the individual performance of our Chief Executive Officer in connection with determining the appropriate level of compensation for the Chief Executive Officer. The performance of each NEO is evaluated based on his or her contribution to our overall company performance, including the achievement of the overall company objectives and other individual accomplishments.

Role of Executives in Establishing Compensation

Generally, the Chief Executive Officer makes recommendations to the compensation committee in connection with the establishment of base salary and bonus compensation amounts for other senior executives. The compensation committee establishes the Chief Executive Officer’s base salary and bonus compensation without input from management. Also, as discussed above, management recommends to the compensation committee the operating criteria for performance-based bonuses applicable to our senior executives; however, the compensation committee makes the final determinations regarding the appropriate criteria for these awards. The compensation committee regularly invites the Chief Executive Officer, the Chief Financial Officer and other senior executives to attend compensation committee meetings in order to receive operating information from these officers and to discuss goals, objectives and performance. The compensation committee does not delegate any of its duties to management and holds executive sessions without the members of management present.

Role of Compensation Consultants and Benchmarking

To meet its compensation objectives discussed above, the compensation committee seeks to achieve an appropriate balance of (1) the compensation paid to a particular individual and the compensation paid to other executives at comparable companies and (2) salary and incentive compensation. In an attempt to attain these goals, the compensation committee regularly reviews competitive data on executive compensation. To this end, the compensation committee has authority to retain and terminate any compensation consultant to be used to assist in the evaluation of our compensation practices. The compensation committee engaged James F. Reda & Associates, LLC to serve as its compensation consultant and to compile data for a group of competitive companies. These companies were identified by James F. Reda & Associates with input from management and approved by the compensation committee. The competitive market group included pharmaceutical companies similarly-situated to us with at least one pharmaceutical product in development. Annual revenue levels and market capitalization were also used in formulating the market group.

Components of Executive Compensation

Our executive compensation program consists of the following primary components:

•	base salary;

•	annual cash bonus; and

•	long-term incentives in the form of stock options.

In addition, our compensation program includes certain health and welfare benefits. Each component is described in more detail below. In determining compensation for our senior executive officers, we use the competitive data discussed above to ensure that these officers receive a level of compensation and a mix of compensation components that is fair and competitive; however, we do not target our overall compensation package or mix of compensation components to meet any specified ranges within this competitive data.

Base Salary

Our base salary program is designed to provide competitive base cash compensation. The compensation committee, in connection with recommendations from the Chief Executive Officer, annually reviews and approves base salaries for our senior executive officers. The compensation committee considers factors which include a review of the competitive data described above, individual performance over time and each individual’s role and responsibilities within our organization when setting base salaries. The compensation committee sets base salaries that are appropriate given the performance, experience and credentials of the relevant officer.

The compensation committee approved the base salaries for the NEOs, as set forth in the following table:

Name	2006 Base Salary	2007 Base Salary

Russell M. Medford, M.D., Ph.D.	$383,454	$483,454
Mark P. Colonnese	309,058	328,640
Robert A.D. Scott, M.D.	310,324	328,640
Joseph M. Gaynor, Jr.	265,000	286,000
W. Charles Montgomery, Ph.D.	280,134	296,400

Dr. Scott resigned as Executive President, Research & Development and Chief Medical Officer in October 2007.

Historically, the only annual base salary increases approved by the compensation committee have been cost of living increases and those increases are effective January 1st of each year. The compensation committee does, however, increase base salaries in connection with promotions as the compensation committee believes that additional base compensation is appropriate as the senior executive officer incurs additional responsibilities and obligations within our organization. The compensation committee also makes changes in base salary as a result of its analysis of compensation at comparable companies. The increase in the 2007 base salary of Dr. Medford is attributable to recognition of his long-term performance as Chief Executive Officer and to conclusions from an analysis, conducted by the compensation committees’ independent consultant, of compensation of chief executive officers of comparable companies. Based on these factors, the compensation committee effected a $100,000 increase in Dr. Medford’s annual salary. The increases in the 2007 base salaries of Mr. Colonnese, Dr. Scott, Mr. Gaynor and Dr. Montgomery are attributable to cost of living increases and annualization of increases given during 2006.

Annual Cash Bonuses

Annual cash bonus payments are designed to motivate and retain senior executive officers by providing at-risk compensation contingent upon achieving certain company objectives, which are in turn key objectives related to increasing shareholder value. Typically, management recommends to the compensation committee the target ranges of bonus payouts under our annual cash bonus program (expressed as a percentage of the applicable officer’s base salary) and the appropriate objectives upon which payment of the annual cash bonus is to be determined. The compensation committee takes into account management’s recommendations with respect to these items, but the compensation committee makes the final determinations as to the appropriate target bonus levels and performance objectives. The compensation committee generally acts with respect to these matters at the beginning of our fiscal year. Our performance objectives have historically been operating in nature and focused on overall company performance as opposed to any specific individual objectives. The compensation committee does have the discretion, however, to take into account individual contributions to company performance and achievement of overall company objectives when awarding annual cash bonus compensation. For 2007, our performance objectives included, among others, reporting ARISE study results within certain time parameters. Subsequent to ARISE results, goals were amended to reflect those results, and included expanding the AGI-1067 program into the diabetes therapeutic area, which involved the commencement and completion of enrollment for the ANDES clinical trial, as well as conceiving and conducting operational restructuring activities and certain discovery research objectives. Our bonus targets typically range between 25% to 38% of the applicable officer’s base salary. For 2007, the executive officers received only 75% of the 2007 bonus target, despite the fact that management achieved their pre-specified objectives, recognizing that the accomplishments were not reflected in the company’s stock price, and as such, did not result in increased value for our shareholders. The 2007 bonus targets for our named executive officers can be seen below in the Grant of Plan Based Awards table set forth in the section entitled “Executive Compensation.”

In 2006, in the interest of shareholder value, we proposed, and management agreed, to forego their annual bonuses for that year until after the results of the ARISE trial were known. In 2007, despite the achievement of their main target objective for 2006, that being concluding a properly-conducted ARISE trial within established timelines, bonuses were awarded substantially below target levels for Mr. Colonnese, Mr. Gaynor and Dr. Montgomery, and not at all to Dr. Medford, due to the failure of AGI-1067 to achieve the trial’s scientific primary endpoint. Dr. Scott was awarded a bonus slightly above his target level to recognize his efforts associated with the trial’s conduct.

Long-Term Incentives

The compensation committee believes equity-based compensation performs an essential role in retaining and motivating our executive officers by providing them incentives that are linked to our long-term success and maximizing shareholder value. The compensation committee believes the grant of such equity-based compensation further aligns the interests of our executive officers with those of its shareholders. The compensation committee determines the appropriate level of equity-based compensation by reference to the competitive data discussed above, the executive’s position and role within our organization and historical grants to the applicable executive. Individual contributions to overall company performance and achievement of company objectives may also be taken into account.

Historically, the granting of stock options to executive officers has been a major component of executive compensation. The compensation committee believes that stock option awards provide a significant link to company performance and maximizing shareholder value as the award will have value only if the market value of the company’s common stock increases above the exercise price of the option and the individual remains employed with the company over the vesting period. Stock options are granted to employees annually, typically in December of each year. These option awards are approved by the compensation committee and have a grant date as of the last business day of the year in which the grant occurs. The grants do not fall within a period of 30 days before the release of company earnings. Grants are not issued until approved by the compensation committee. These awards are issued at the fair market value of a share of our common stock as of the last business day of the year, which value is determined by reference to the closing price of a share of our common stock on Nasdaq on such date. The awards generally vest four years from the date of the grant and expire ten years from the date of the grant.

In light of the recent publicity surrounding the back-dating of stock options, we reviewed our option grant history and grant procedures and did not find any material issues with respect to our historical or current practices. We have implemented policies and procedures designed to safeguard against this issue. For example, grants of options to an employee are approved by the compensation committee (or the full board of directors in the absence of compensation committee approval) with such action occurring on or prior to the date of grant. In addition, grants made to newly hired employees are effective as of the last business day of the month in which the employee is hired.

Retention Payment

We recently put in place a special payment program for our employees to aid in retention. In connection with this program, the compensation committee of our board of directors approved in November 2007 retention payments in the amounts listed below for our NEOs. The payments are to be paid in three installments, of 25%, 25% and 50%, according to predefined events related to the ANDES clinical trial. The executives must be employed by the company at the time each payment is due to be made in order to receive that payment. The final payment is scheduled to be made upon completion of ANDES. The retention payments for the executive officers are:

Name	Value

Mark P. Colonnese	$131,456
Robert A.D. Scott, M.D.	131,456
Joseph M. Gaynor, Jr.	114,400
W. Charles Montgomery, Ph.D.	118,560

Employee Benefits

We provide employee benefits to our senior executive officers that are offered to all of our employees. These include matching contributions in connection with our 401(k) Plan, the payment of premiums for long-term disability and life insurance policies, and other health-related benefits including medical, dental, life and accidental death or disability insurance plans. The compensation committee has reviewed the benefits provided to the senior executive officers in 2007 and believes that they are reasonable and appropriate. Additional information on the aggregate incremental cost to us of providing these benefits to the NEOs in 2007 is shown in the Summary Compensation Table. We do not provide our senior executive officers with any perquisites.

Change of Control and Severance Arrangements

We have entered into employment agreements with our NEOs which provide for the payment of severance to these employees in connection with certain terminations of their employment, including terminations in connection with a change of control. These severance and change of control provisions are discussed below.

We have included provisions regarding change of control in our employment agreements because we want our senior executives to act in the best interest of our company in the event of a potential change of control and to remove any potential influence of personal financial concerns. Further, we believe these provisions are consistent with market practices for similarly situated executives and assist us in retaining highly talented individuals. In addition, the trigger requiring the payment of severance is that there be both a change of control and a termination of the current level of employment. This is often referred to as a “double trigger.” The double-trigger largely ensures that we will become obligated to make payments under these provisions only if the applicable executive’s employment terminates following a change of control and further supports our goal of aligning the interests of our executives with those of our shareholders. In addition, our 1997, 2001 and 2004 Equity Ownership Plans generally provide for accelerated vesting if, within 24 months of a change of control, the grantee’s employment is terminated through a constructive discharge or involuntary termination. For additional detail regarding these severance payments, see the section below entitled “Potential Payments Upon Termination or Change in Control.”

These agreements also provide for severance payments in connection with a termination of the NEO without cause, non-renewal of the executive’s employment agreement or a constructive termination. We believe the severance amounts provided under these circumstances are appropriate, taking into account the time it is expected for one of these NEOs to find another job in the event of such a separation. The payments and other benefits are provided because we consider these separations to be initiated by us and to be typically beyond the control of the individual NEO. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from the separated employee. For additional detail regarding these severance payments, see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to stock ownership, retention, shorting, hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on either short-term fluctuations or negative movement in the price of our securities.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the compensation committee, and certification by the compensation committee that performance standards were satisfied. Historically, annual incentive compensation for our NEOs has not been structured to qualify under Section 162(m) as our compensation packages for these executive officers have not exceeded the thresholds established by Section 162(m). The compensation committee will have the discretion on a go-forward basis to structure compensation in a manner that does not meet the requirements of Section 162(m) because we believe that Section 162(m) considerations represent only one of many factors that should be taken into account in determining overall compensation.

Summary/Conclusion

The compensation committee believes that our compensation programs achieve their desired goals of providing senior executives with a pay opportunity that is competitive within our industry and among companies of comparable size and complexity and, as a result, successfully attracts and retains highly qualified key executives. The compensation committee continues to monitor competitive industry compensation practices and our operating goals and may adopt certain changes to its philosophy and policies in response to changes in industry practice or company goals as it deems desirable or necessary in future years.

COMPENSATION COMMITTEE REPORT

The compensation committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis, or CD&A, with AtheroGenics’ management. Based on the review and discussions, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

Compensation Committee:

Vaughn D. Bryson, Chairman
R. Wayne Alexander, M.D.
Samuel L. Barker, Ph.D.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to or earned during the years ended December 31, 2007 by our Chief Executive Officer, our Chief Financial Officer and each of our two most highly compensated executive officers who were serving at December 31, 2007 and whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2007. In addition, Dr. Scott, who resigned in October 2007, is also included as a result of his compensation.

			Non-Equity
			Incentive
	Fiscal		Plan	Option	All Other
Name and Principal Position	Year	Salary	Compensation	Awards(1)	Compensation(2)	Total

Russell M. Medford, M.D., Ph.D.	2007	$483,454	$137,784	$1,359,714	$16,027	$1,996,979
President and Chief Executive Officer	2006	383,454	—	1,278,907	15,446	1,677,807
Mark P. Colonnese	2007	328,640	166,532	666,665	45,580	1,174,553
Executive Vice President, Commercial	2006	309,058	—	607,235	12,413	928,706
Operations and Chief Financial Officer
Joseph M. Gaynor, Jr.	2007	286,000	137,170	325,435	40,616	760,621
Senior Vice President, General Counsel	2006	265,000	—	201,341	11,811	478,152
and Corporate Secretary
W. Charles Montgomery, Ph. D.	2007	296,400	142,158	597,821	43,317	1,050,056
Senior Vice President, Business	2006	280,134	—	469,225	13,517	762,876
Development and Alliance Management
Robert A. D. Scott, M.D.(3)	2007	270,601	100,000	434,848	675,650	1,481,099
Former Executive Vice President, Research and	2006	310,324	—	641,434	12,888	964,646
Development and Chief Medical Officer

(1)	Represents the compensation costs recognized for financial reporting purposes for the year ended December 31, 2007, excluding estimated forfeitures, in accordance with FAS 123(R). See Note 1 Description of Business and Significant Accounting Policies — Stock-Based Compensation in our Annual Report on Form 10-K filed March 3, 2008 for a discussion of all assumptions made by AtheroGenics in determining the FAS 123(R) value of its option awards. The actual amount of stock option compensation realized by the named executive officer, if any, will vary based on stock price fluctuations and the timing of the option exercise.

(2)	Represents the compensation committee approved retention payment related to the first milestone of the ANDES clinical trial as discussed above in Compensation Discussion and Analysis, a 401(k) plan matching contribution and premiums for long-term disability insurance and term life insurance paid by us for 2007.

(3)	Dr. Scott resigned in October 2007. Includes $665,258 related to severance in accordance with his employment agreement.

2007 Grant of Plan-Based Awards

The following table sets forth information concerning the individual grants of annual cash bonuses and stock options to each of the named executive officers during the fiscal year ended December 31, 2007. All options were granted under our 2004 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us terminates. Options generally vest at the rate of twenty five percent on the first anniversary of the vesting commencement date. Following that date, the remaining options vest over three-consecutive twelve month periods at a rate of two percent per month during the initial eleven months of each period and three percent in the final month of each such period. All options were granted with exercise prices equal to the fair market value on the date of the grant.

		Estimated Future	All Other Option
		Payouts Under	Awards: Number	Exercise of	Grant Date
		Non-Equity	of Securities	Base Price	Fair Value
		Incentive Plan	Underlying	of Option	of Option
Name	Grant Date	Awards Target(1)	Options(2)	Awards ($/Share)	Awards(3)

Russell M. Medford, M.D., Ph.D.	3/20/07	$145,713
	6/19/2007		96,691	$2.41	$133,617
	12/31/2007	183,712	120,000	0.38	31,284
Mark P. Colonnese	3/20/2007	94,800
	6/19/2007		65,728	2.41	90,830
	12/31/2007	98,592	72,000	0.38	18,770
Joseph M. Gaynor, Jr.	3/20/2007	77,000
	6/19/2007		57,200	2.41	79,045
	12/31/2007	80,080	60,000	0.38	15,642
W. Charles Montgomery, Ph.D.	3/20/2007	79,800
	6/19/2007		59,280	2.41	81,919
	12/31/2007	82,992	60,000	0.38	15,642
Robert A. D. Scott, M.D.	3/20/2007	94,800
	6/19/2007		65,278	2.41	90,830

(1)	This amount includes the target 2006 annual cash bonus that was forgone until the results of the ARISE study were received and the target 2007 annual cash bonus.

(2)	Options granted on June 19, 2007 have a two year vesting period, twenty five percent will vest on the anniversary of the vesting commencement date, twenty five percent will vest 18 months from the vesting commencement date and fifty percent will vest on the second anniversary of the vesting commencement date.

(3)	Represents the fair value of the option award in accordance with FAS 123(R). See Note 1 Description of Business and Significant Accounting Policies — Stock-Based Compensation in our Annual Report on Form 10-K filed March 3, 2008 for a discussion of all assumptions made by AtheroGenics in determining the FAS 123(R) value of its option awards.

2007 Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding each unexercised option held by each of our named executive officers as of December 31, 2007, with the exception of Dr. Scott whose options expired due to his resignation

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option	Option
	Option #	Option #		Exercise	Grant	Expiration
Name	Exercisable	Unexercisable(1)		Price	Date	Date

Russell M. Medford	137,500			$0.30	4/28/1999	4/28/2009
	100,000			0.31	12/8/1999	12/8/2009
	500,000			0.38	1/28/2000	1/28/2010
	90,000			5.00	12/29/2000	12/29/2010
	120,000			6.05	12/31/2001	12/31/2011
	144,000			7.41	12/31/2002	12/31/2012
	120,000			14.86	12/31/2003	12/31/2013
	105,000	35,000		23.56	12/31/2004	12/31/2014
	54,000	66,000	(2)	15.78	2/21/2006	2/21/2016
	35,000	105,000		9.91	12/29/2006	12/29/2016
	—	96,691	(3)	2.41	6/19/2007	6/19/2017
	—	120,000		0.38	12/31/2007	12/31/2017

Mark P. Colonnese	70,600			0.38	1/28/2000	1/28/2010
	35,000			5.00	12/29/2000	12/29/2010
	60,000			6.05	12/31/2001	12/31/2011
	72,000			7.41	12/31/2002	12/31/2012
	57,000			14.86	12/31/2003	12/31/2013
	45,000	15,000		23.56	12/31/2004	12/31/2014
	27,000	33,000	(2)	15.78	2/21/2006	2/21/2016
	4,680	7,320		13.29	5/31/2006	5/31/2016
	18,000	54,000		9.91	12/29/2006	12/29/2016
	—	65,728	(3)	2.41	6/19/2007	6/19/2017
	—	72,000		0.38	12/31/2007	12/31/2017

Joseph M. Gaynor, Jr.	31,000	19,000		15.98	6/30/2005	6/30/2015
	13,500	16,500	(2)	15.78	2/21/2006	2/21/2016
	3,500	6,500		13.18	7/31/2006	7/31/2016
	15,000	45,000		9.91	12/29/2006	12/29/2016
	—	57,200	(3)	2.41	6/19/2007	6/19/2017
	—	60,000		0.38	12/31/2007	12/31/2017

W. Charles Montgomery	47,500	2,500		19.20	2/27/2004	2/27/2014
	37,500	12,500		23.56	12/31/2004	12/31/2014
	22,500	27,500	(2)	15.78	2/21/2006	2/21/2016
	3,900	6,100		13.29	5/31/2006	5/31/2016
	15,000	45,000		9.91	12/29/2006	12/29/2016
	—	59,280	(3)	2.41	6/19/2007	6/19/2017
	—	60,000		0.38	12/31/2007	12/31/2017

(1)	Except for the options granted on June 19, 2007, twenty five percent of these options will vest on the first anniversary date of the grant. Following that date, the remaining options vest over three-consecutive twelve month periods at a rate of two percent per month during the initial eleven months of each period and three percent in the final month of each such period.

(2)	Options related to performance in 2005 were granted in February 2006.

(3)	Options granted on June 19, 2007 have a two year vesting period, twenty five percent will vest on the anniversary of the vesting commencement date twenty five percent will vest 18 months from the vesting commencement date and fifty percent will vest on the second anniversary of the vesting commencement date.

2007 Aggregate Option Exercises

The following table sets forth number of shares acquired upon option exercises by the named executive officers during the 2007 fiscal year.

Number of
Shares
	Acquired on	Value Realized on
Name	Exercise	Exercise(1)

Russell M. Medford, M.D., Ph.D.	20,000	$31,400
Mark P. Colonnese	25,000	61,250
Joseph M. Gaynor, Jr.	—	—
W. Charles Montgomery, Ph.D.	—	—
Robert A. D. Scott, M.D.	—	—

(1)	Value realized as a calculation based on the closing market price of our common stock on the date of exercise minus the option price and does not necessarily reflect proceeds actually received by the officer.

Employment Agreements

We entered into individual employment agreements, effective September 25, 2006, with Dr. Medford, Mr. Colonnese Mr. Gaynor and Dr. Montgomery. These employment agreements were amended for all executives on December 14, 2007 and again for Mr. Gaynor and Dr. Montgomery on February 14, 2008.

Each agreement is effective for an initial term of one (1) year, with automatic extensions for successive one-year terms with the exception of Dr. Medford’s which has an initial term of two (2) years. Each agreement, as amended, provides for an annual base salary as follows: Dr. Medford: $483,454; Mr. Colonnese: $328,640; Mr. Gaynor: $308,256 and Dr. Montgomery: $308,256. The annual salaries may be increased from time to time at our discretion. In addition, each executive is entitled to cash incentive compensation awards each year, subject to achievement of company and personal performance goals. For 2007, the target incentive compensation is 38% of base salary for Dr. Medford, 30% of base salary for Mr. Colonnese and 28% for Mr. Gaynor and Dr. Montgomery. The executives are also entitled to receive stock awards and options as determined by our board of directors, and to receive employee benefits and perquisites as provided to all of our executive management personnel.

Upon termination of the executive’s employment by AtheroGenics other than due to death, disability, mandatory retirement or cause (as defined below), each agreement provides for severance benefits to be paid to the executive including: (1) up to two times annual base salary, (2) up to 200% of the target annual incentive, and (3) up to 24 months’ acceleration of stock option vesting. The amount of each item listed above is based on the affected executive’s level and term of employment. The executive must sign a general release of claims in favor of AtheroGenics in order to receive the salary and annual incentive severance payment.

Upon a change of control (as defined below), each agreement provides that 18 to 36 months of vesting for unvested stock options will be accelerated. If within 24 months of a change of control there is a termination of employment that would entitle the executive to severance (as described above), this entitles the executive to the following benefits (in lieu of the above): (1) a salary severance payment of two to three times annual base salary, (2) 100% to 300% of target annual incentive for the year of termination, (3) immediate vesting for all unvested stock options, and (4) an additional excise tax gross-up payment, if applicable. The amount of each item listed above is based on the affected executive’s level and term of employment.

Under the agreements, the executives agree not to compete with AtheroGenics, to provide a one-year non-solicitation obligation, and to maintain the confidentiality of company information. These agreements supersede and replace any and all previous employment agreements with these executives.

Definitions

Termination for cause means the termination of the executive’s employment as a result of conduct by the executive amounting to (1) fraud or dishonesty against AtheroGenics, (2) willful misconduct, or repeated refusal to follow the reasonable directions of our board of directors or chief executive officer, (3) knowing violation of law in the course of performance of the duties of executive’s employment with AtheroGenics, (4) any violation of our formal policies regarding nondiscrimination and equal employment opportunity, sexual harassment and other forms of unlawful workplace harassment, or insider trading of our securities (whether directly or indirectly), (5) repeated and frequent absences from work without a reasonable excuse, (6) intoxication with alcohol or drugs while on AtheroGenics’ premises during regular business hours, (7) a conviction or plea of guilty or nolo contendere to a felony or other crime of moral turpitude in the course of his employment (e.g., fraud, theft, embezzlement and the like), (8) gross negligence in the performance of executive’s duties; or (9) a breach or violation of the terms of the respective employment agreement.

A change of control shall be deemed to have occurred if: (1) a tender offer shall be made and consummated for the ownership of 50% or more of our outstanding voting securities, (2) AtheroGenics shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by our former shareholders, (3) AtheroGenics shall sell all or substantially all of its assets to another corporation which corporation is not wholly owned by us, (4) a person or other legal entity shall acquire 50% or more of our outstanding voting securities (whether directly, indirectly, beneficially or of record), or (5) individuals who, as of the date hereof, together with those directors (x) for whose election proxies shall have been solicited by the board and (y) who are then serving as directors appointed by the board to fill pre-existing vacancies on the board or vacancies caused by death or resignation, but not by either removal or to fill newly created directorships, constitute our board of directors, or the incumbent board, cease to constitute at least a majority of our board of directors as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent board.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements that may require us to make certain payments and/or provide certain benefits to the named executive officers in the Summary Compensation Table in the event of a termination of employment or change in control. See “Employment Agreements” above for a description of the severance and change of control arrangements for the named executive officers. The following assumptions were used in calculating the amounts shown in the table:

•	The termination or change in control occured on December 31, 2007 the last business day of the fiscal year.

•	We used the executive officer’s employment agreement in effect December 31, 2007.

•	Involuntary termination is the executive’s (1) involuntary separation from service other than as a result of death, disability, mandatory retirement or termination for cause or (2) receipt of notice of our intent not to extend the period of employment.

•	Involuntary termination after change in control must occur within 24 months of the change in control.

•	In the event of voluntary termination the executive will receive any base salary earned through that date and shall be entitled to any benefits that have accrued and vested under any of our benefit plans.

•	The closing price of our stock on December 31, 2007 was $0.38 per share. The value of the vesting acceleration is calculated by multiplying the number of unvested options as December 31, 2007, by the difference between the closing price of our stock and the exercise price of the unvested options. Since the closing price was lower than the price of the unvested options, no compensation for accelerated vesting is recognized.

•	Health insurance amount represents insurance premiums at a rate paid by us at December 31, 2007. Payments will be paid through COBRA.

•	Payment of the termination amount is contingent upon the executive signing (and not revoking) a general release of all claims.

	Severance	Incentive	Stock Option	Excise Tax	Health
Name	Payment	Payment	Acceleration	Gross-up	Insurance	Total

Russell M. Medford, M.D., Ph.D.(1)
Involuntary termination	$966,908	$367,424	$—	$—	$31,929	$1,366,261
Involuntary termination after change in control	1,450,362	551,136	—	—	31,929	2,033,427
Mark P. Colonnese(2)
Involuntary termination	492,960	147,888	—	—	23,947	664,795
Involuntary termination after change in control	657,280	197,184	—	—	23,947	878,411
Joseph M. Gaynor, Jr.(3)
Involuntary termination	286,000	80,080	—	—	15,964	382,044
Involuntary termination after change in control	572,000	80,080	—	—	15,964	668,044
W. Charles Montgomery, Ph.D.(4)
Involuntary termination	296,400	82,992	—	—	5,107	384,499
Involuntary termination after change in control	592,800	82,992	—	—	5,107	680,899

(1)	The involuntary termination severance payment is based on two times the annual salary on the date of termination and the incentive payment is two times the target incentive compensation. The involuntary termination after change in control severance payment is based on three times the annual salary on the date of termination and the incentive payment is three times the target incentive compensation. In the event of death Dr. Medford will receive $183,712, the pro rata portion of the target incentive compensation. In the event of disability Dr. Medford will receive $522,130, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

(2)	The involuntary termination severance payment is based on one and a half times the annual salary on the date of termination and the incentive payment is one and a half times the target incentive compensation. The involuntary termination after change of control severance payment is based on two times the annual salary on the date of termination and the incentive payment is two times the target incentive compensation. In the event of death Mr. Colonnese will receive $98,592, the pro rata portion of the target incentive compensation. In the event of disability Mr. Colonnese will receive

$328,640, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

(3)	The involuntary termination severance payment is based on one times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation. The involuntary termination after change in control severance payment is based on two times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation. In the event of death Mr. Gaynor will receive $80,080, the pro rata portion of the target incentive compensation. In the event of disability Mr. Gaynor will receive $280,280, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

(4)	Involuntary termination severance payment is based on one times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation. The involuntary termination after change in control severance payment is based on two times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation In the event of death Dr. Montgomery will receive $82,992, the pro rata portion of the target incentive compensation. In the event of disability Dr. Montgomery will receive $290,472, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average Exercise	Future Issuance Under
	be Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	6,600,816	$8.56	744,735
Equity compensation plans not approved by shareholders(1)	82,436	5.64	—

Total	6,683,252	$8.52	744,735

(1)	Includes 56,000 warrants issued in connection with a licensing agreement dated June 29, 2001 and 26,436 warrants issued for non-employee contractual agreements made prior to being a public or a listed company.

PROPOSAL 2 — APPROVAL OF THE ATHEROGENICS, INC. 2008 EQUITY OWNERSHIP PLAN

Our board of directors has adopted and unanimously recommends that the shareholders approve the AtheroGenics, Inc. 2008 Equity Ownership Plan, covering the issuance of 4,000,000 shares of our common stock. The Plan will be approved and become effective upon receiving the affirmative vote of holders of a majority of the shares of our common stock voting at the meeting.

We are requesting shareowner approval of the Plan because there are not enough shares remaining under the existing stock option plans to support the long-term equity incentive component of our overall compensation philosophy. As discussed in the Compensation Discussion & Analysis, stock options are a part of the long-term incentive compensation for our key employees and directors.

The primary purpose of the Plan is (1) to attract and retain key employees and directors, (2) to provide an additional incentive to key employees and directors to work to increase the value of our common stock and (3) to provide key employees and directors with a stake in the future of AtheroGenics which corresponds to the stake of each of our shareholders.

The following discussion summarizes the material terms of the Plan. This discussion does not comport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Annex A.

Stock Subject to Awards

The capital stock subject to the incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock (collectively, “Awards”) is our no par value common stock. Subject to adjustment in accordance with the terms of the Plan, up to 4,000,000 shares of common stock, in the aggregate, may be granted or purchased under the Plan. The unvested, unpaid, unconverted, unexercised and otherwise unsettled portion of shares of common stock allocable to Awards granted under the plan that have been forfeited, canceled, expired or terminated without becoming vested, paid, exercised, converted or otherwise settled in full may again become subject to Awards under the Plan.

Types of Awards

Incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”) and restricted stock awards may be granted under the Plan.

Administration

The Plan is administered by our compensation committee. Among other powers and duties, the compensation committee has the authority (i) to determine the individuals to whom Awards will be granted from among those individuals who are eligible, as well as the terms and provisions of Awards; (ii) to determine the terms and provisions of Equity Ownership Agreements relating to Awards under the Plan; and (iii) to interpret the Plan, prescribe, amend and rescind any rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the proper administration of the Plan.

Eligibility and Grants of Awards

Under the terms of the Plan, employees, directors, consultants and advisors of AtheroGenics (and any parent or subsidiary corporations), and alternate grantees who are affiliates of directors under certain circumstances, as appropriate, will be eligible for consideration for the granting of Awards by the compensation committee. As of February 25, 2008, there were approximately 57 full-time employees and nine non-employee directors of AtheroGenics, all of whom would be eligible to participate in the Plan.

Terms of Awards

Equity Ownership Agreement.  Each Award will be evidenced by an Equity Ownership Agreement between AtheroGenics and the Award recipient in the form that the compensation committee determines is appropriate, subject to the provisions of the Plan.

Options.  Options to purchase our common stock may be granted and at the time an option is granted, the compensation committee will determine whether the option is to be an incentive stock option or a non-qualified stock option.

Stock Appreciation Rights.  A SAR may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with another Award. A SAR entitles the recipient to receive (in cash or shares of common stock, as provided in the Equity Ownership Agreement, or, in the absence of such provision, as the compensation committee may determine) the excess of the fair market value of a number of shares of common stock at the time of payment or exercise over a specified price, referred to as the “SAR exercise price.” The exercise of a SAR granted in connection with another Award results in a pro rata surrender or cancellation of the related Award to the extent the SAR has been exercised.

Restricted Stock Awards. The compensation committee will determine the restrictions or conditions on shares of common stock granted pursuant to a restricted stock award. The compensation committee may grant shares of common stock pursuant to a restricted stock award without the requirement of a cash payment, or require a cash payment from the recipient of the restricted stock award in an amount no greater than the aggregate fair market value of the shares of common stock awarded.

Vesting.  Awards granted under the Plan will become exercisable (i.e., vested) as provided in the Equity Ownership Agreement, subject to acceleration by the compensation committee if the compensation committee determines that it is in the best interests of AtheroGenics to do so. Except as provided in an individual employment agreement entered into between an Award holder and AtheroGenics, notwithstanding any vesting schedule established by the compensation committee, no Award will vest if the vesting would create a situation in which the exercisability of any such Award would result in an “excess parachute payment” within the meaning of Section 280G of the Code. In addition, notwithstanding any vesting schedule set forth in the Equity Ownership Agreement, in the event that an Award holder violates a noncompetition agreement or other employment or employment-related agreement as set forth in the Equity Ownership Agreement, all Awards and shares of common stock issued to the holder pursuant to the Plan will be forfeited. In such a situation, however, we would return to the Award holder the lesser of any consideration paid by the Award holder in exchange for common stock issued to the Award holder under the Plan, or the fair market value of the common stock forfeited at the time of such forfeiture.

Term of Awards.  The term of any option will be determined by the compensation committee and set forth in the Equity Ownership Agreement, but the term of any ISO may not exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of stock of either AtheroGenics or any parent or subsidiary corporation).

Option or SAR Exercise Price.  The purchase price of the common stock underlying each option and the SAR exercise price of any SAR granted under the Plan will be as determined by the compensation committee and set forth in the Equity Ownership Agreement. However, the option price for ISOs and NQSOs may not be less than 100% (110% for options granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of either AtheroGenics or any parent or subsidiary corporation) of the fair market value of the common stock on the date the ISO or NQSO is granted. In the case of a SAR granted in connection with an option, the SAR exercise price shall be not less than the Fair Market Value of a share of common stock on the date the SAR is granted.

Termination of Employment.  In the event of termination of an Award recipient’s employment or affiliation with AtheroGenics, the Award will be canceled, accelerated, paid or continued as provided in the Equity Ownership Agreement. However, in the event of termination of employment of an optionee holding an ISO, the unexercised portion of the ISO will expire, terminate and become unexercisable no later than the expiration of: (i) three months after the date of termination of employment other than due to death or disability, or (ii) one year after the date of termination of employment due to death or disability.

Exercise of Awards.  An option or SAR granted under the Plan may be exercised at such time or times, or upon the occurrence of such event or events, and in such amounts, as the compensation committee specifies in the Equity Ownership Agreement. An option may be exercised by the person or persons whom the compensation committee specifies in the Equity Ownership Agreement. Upon exercise of an option, an optionee will have to pay the exercise price for the common stock subject to the exercise. Payment may be made in any form or manner authorized by the compensation committee in the Equity Ownership Agreement or by amendment to the agreement, including in cash, in shares of common stock that have been owned by the holder for at least six months prior to the date of exercise, or by a combination of the foregoing. The compensation committee may extend the period of exercisability of Awards notwithstanding any provision of the Equity Ownership Agreement to the contrary.

Transfers.  Award holders may not transfer or assign their Awards except by will or by the laws of descent and distribution. Only the Award holder may exercise an Award during the Award holder’s life (unless the Award holder is incapacitated and unable to exercise the Award). Upon the death of the Award holder, the Award holder’s “beneficiary” may exercise the Award. Certificates for common stock issued with respect to Awards under the plan will include such legends referring to any applicable restrictions on resale as AtheroGenics, in its discretion, deems appropriate.

Cash Awards.  The compensation committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the compensation committee in its discretion, a cash amount which is intended to reimburse that person for all or a portion of the federal, state and local income taxes imposed upon that person as a consequence of the receipt of the Award or the exercise of rights under the Award.

Amendment and Termination

Our board of directors may amend or terminate the Plan at any time, except that no termination or amendment will be permitted that would adversely affect the rights of the holder of an Award under the Plan without that holder’s consent. In addition, amendments must be approved by shareholders if such approval is necessary under applicable laws or applicable rules and regulations, including Nasdaq rules.

Adjustments

In the event of any increase or decrease in the number of shares of common stock outstanding effected without receipt of consideration by AtheroGenics, the compensation committee will make a proportionate adjustment to the number of shares subject to Awards granted under the Plan, to the exercise price of any options granted under the Plan, and to the number of shares remaining available for the granting of Awards.

Additionally, in the event of a merger, consolidation or other reorganization of AtheroGenics, or any tender offer for shares of common stock of AtheroGenics, the compensation committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such reorganization or tender offer.

Federal Income Tax Consequences

The following is a brief general description of the consequences that will apply under the Code to the receipt of Awards under the Plan:

Incentive Stock Options.  An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when that option holder sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.

If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price. For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares.

An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs that first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to an NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the common stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder’s alternative minimum taxable income, and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

There will be no tax consequences to AtheroGenics upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, we generally will have a deduction in the same amount.

Non-qualified Stock Options.  Neither AtheroGenics nor the option holder has income tax consequences from the issuance of NQSOs. Generally, if the option price is at fair market value on the date of grant in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares (the “Spread”). We generally will have a deduction in the same amount as the ordinary income recognized by the option holder in our tax year in which or with which the option holder’s tax year (of exercise) ends.

If an option holder exercises an NQSO by paying the option price with previously acquired common stock, the option holder will recognize income (relative to the new shares the option holder is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered. The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder’s holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

On the other hand, if the option price was less than fair market value on the date of the grant, the option will be subject to taxation as deferred compensation under Section 409A of the Code, which means the Spread will be taxable as the right to exercise the option vests.

Restricted Stock.  A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he or she receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him or her (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. That gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his or her election.

Stock Appreciation Rights.  At the time a SAR is granted, an option holder will recognize no taxable income, and there are no tax consequences to AtheroGenics. If the SAR exercise price was at least equal to the fair market value of a share of stock when the SAR was granted, the SAR holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash and the fair market value of the shares of the common stock received upon that exercise. The income recognized on exercise of a SAR will be taxable at ordinary income tax rates. We generally will be entitled to a deduction with respect to the exercise of a SAR in an amount equal to the amount of ordinary income recognized by the option holder upon such exercise. On the other hand, if the SAR exercise price was less than fair market value on the date of grant, the SAR will be subject to taxation as deferred compensation under Section 409A of the Code, which means the spread on the SAR will be taxable as the right to exercise the SAR vests.

Limitation on Awards Under the Plan

In addition to the limitation described under the section entitled “Stock Subject to Awards”, the Plan as proposed to be amended and restated, will contain additional limitations on Awards to comply with one requirement of Section 162(m) of the Code. Under these limitations, no options with respect to more than 500,000 shares and no SARs with respect to more than 500,000 shares shall be granted to any officer or employee in any calendar year.

New Plan Benefit

The benefits or amounts to be received by or allocated to participants and the number of options to be granted under the Plan as amended and restated cannot be determined at this time because the amount and type of grant to be made to any eligible participant in any year is to be determined at the discretion of the compensation committee.

The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to approve the AtheroGenics, Inc. 2008 Equity Ownership Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the SEC. Based solely on a review of copies of reports and certain written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2007 except for late Form 4 filings reporting an option grant for Dr. Medford, Mr. Colonnese, Mr. Gaynor and Dr. Montgomery and three late Form 4 filings reporting the sale of shares of common stock for Mr. Bryson.

REPORT OF THE AUDIT COMMITTEE

The audit committee operates in accordance with its written charter, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also reviewed with management their evaluation of the systems of internal controls and procedures for financial reporting, and disclosure controls and procedures.

The committee reviewed with the independent registered public accounting firm, or independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles, the adequacy of the controls and procedures for financial reporting and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and AtheroGenics, including the matters identified in the written disclosures delivered to the committee by the independent auditors as required by the Independence Standards Board.

The committee discussed with the independent auditors the overall scope and plans for their respective audits. The committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The board of directors, upon the recommendation of the audit committee, has also appointed Ernst & Young LLP as AtheroGenics’ independent auditors for fiscal 2008, subject to shareholder ratification at the annual meeting.

Audit Committee:

David Bearman, Chairman
Margaret E. Grayson
T. Forcht Dagi, M.D.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of AtheroGenics has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2008, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as the independent registered public accounting firm of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

The audit committee and board of directors unanimously recommend that the shareholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for fiscal 2008.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table shows the fees paid by AtheroGenics for the audit and other services provided by Ernst & Young LLP for fiscal years ended December 31, 2007 and 2006.

	2007	2006

Audit Fees	$330,000	$277,800
Audit-Related Fees	10,000	15,000
Tax Fees	—	—
All Other Fees	—	—

Total	$340,000	$292,800

Audit Fees.  Audit fees for the fiscal years ended December 31, 2007 and 2006 were for professional services rendered for the audits of our annual financial statements and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q. In addition, in 2007 and 2006, audit fees included the audit of our internal control over financial reporting.

Audit-Related Fees.  Audit-related fees for the fiscal year ended December 31, 2007 and 2006 were for accounting consultations.

The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

Pre-approval Policies and Procedures

The audit committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

If AtheroGenics has a need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the audit committee must approve each such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the audit committee has delegated to the Chairman of the committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire audit committee for ratification at the next committee meeting.

SHAREHOLDER PROPOSALS

Shareholders’ proposals intended to be included in our proxy statement for the 2009 Annual Meeting of Shareholders, and shareholders’ proposals intended to be presented at the 2009 Annual Meeting of Shareholders, must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to the Corporate Secretary, no later than December 17, 2008. In accordance with Article I, Section 1 of our bylaws, any such proposals must satisfy all of the conditions set forth in Rule 14a8 under the Exchange Act.

In addition, a shareholder nomination of a person for election to the board of directors at the 2009 Annual Meeting of Shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to the Corporate Secretary, no later than December 19, 2008 and must satisfy all of the conditions set forth in Article II, Section 4 of our bylaws.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to receive separate proxy cards.

Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to Investor Relations.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia
April 18, 2008

AtheroGenics is mailing its 2007 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNEX A

ATHEROGENICS, INC. 2008 EQUITY OWNERSHIP PLAN

The purpose of this Plan is to: (a) provide an incentive to employees, directors, consultants and advisors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees, directors, consultants and advisors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of attracting, retaining and rewarding highly qualified employees, directors, advisors and consultants.

SECTION 1

DEFINITIONS

1.1.  Definitions.  Whenever used herein, the masculine pronoun shall be deemed to include the feminine and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Administrator” means the committee appointed by the Board to administer and interpret the Plan in accordance with Section 2.3 below. If, at any time, no such committee has been appointed, the Board shall serve as the Administrator.

(b) “Alternate Grantee” means an entity of which a Director is an affiliate and to which a Non-Qualified Stock Option grant is made at the direction of the Director pursuant to Section 2.4.

(c) “Award” means any Option, Stock Appreciation Right, or Stock Award granted under the Plan.

(d) “Beneficiary” means the person or persons designated by a Participant to exercise an Award in the event of the Participant’s death while the Award is exercisable, or in the absence of such designation, the executor or administrator of the Participant’s estate.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means conduct by the Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of an individual or group authorized to give such directions, or knowing violation of law in the course of performance of the duties of Participant’s service with the Company, (3) repeated absences from work without a reasonable excuse, (4) intoxication with alcohol or drugs while on the Company’s premises during regular business hours, (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (6) a breach or violation of the terms of any employment or other agreement to which Participant and the employer are party.

(g) “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made for and consummated with respect to the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which corporation is not wholly owned by the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(l)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i) “Company” means AtheroGenics, Inc., a Georgia corporation.

(j) “Constructive Discharge” means a Participant’s termination of his or her employment with the Company and its affiliates on account of (i) any material reduction in the Participant’s compensation, (ii) any material reduction in the level or scope of job responsibility or status of the Participant occurring without the consent of the Participant, or (iii) any relocation to an office of the Company which is more than fifty (50) miles from the office where the Participant was previously located to which the Participant has not agreed.

(k) “Director” means a member of the Board or a member of the Board of Directors of any affiliate of the Company.

(l) “Disability” has the same meaning as provided in the long-term disability plan maintained by the Company. If, at any time during the period that this Plan is in operation, the Company does not maintain a long-term disability plan, Disability shall mean a physical or mental condition which, in the judgment of the Administrator, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience. In making its determination the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. In the event of a dispute, the determination of Disability shall be made by the Administrator in its sole discretion. Any decision of the Administrator will be final and binding on all parties.

(m) “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

(n) “Equity Ownership Agreement” means an agreement between the Company and a Participant or other documentation evidencing an Award. The Equity Ownership Agreements authorized under the Plan may contain such provisions as the Administrator shall deem advisable, not inconsistent with the provisions of the Plan.

(o) “Exchange Act” means Securities Exchange Act of 1934, as amended, and guidance issued thereunder.

(p) “Exercise Price” means the purchase price per share of the shares of Stock underlying an Option.

(q) “Expiration Date” means the last date upon which an Option or Stock Appreciation Right can be exercised (or paid, if applicable).

(r) “Fair Market Value” means, for any particular date, (i) for any period during which the Stock shall be listed for trading on a national securities exchange or NASDAQ, the closing price per share of Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day, or (ii) the market price per share of Stock as determined in good faith by the Board in the event (i) above shall not be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value (determined in accordance with the preceding sentence) on the next succeeding day when the markets are open.

(s) “Incentive Stock Option” means an incentive stock option, as defined in Code Section 422.

(t) “Involuntary Termination” means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

(u) “Maximum Plan Shares” has the meaning set forth in Section 2.2.

(v) “NASDAQ” means The NASDAQ Stock Market.

(w) “Non-Qualified Stock Option” means a stock option other than an option qualifying as an Incentive Stock Option.

(x) “Non-Employee Board Member” means a member of the Board who is not an employee of the Company.

(y) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(z) “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns more than 10% of the total combined voting power of all classes of stock of the Company or any one of its Parents or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(aa) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(bb) “Participant” means an individual who receives an Award hereunder.

(cc) “Plan” means this AtheroGenics, Inc. 2004 Equity Ownership Plan, as amended from time to time.

(dd) “SAR Price” means a price specified for a given Stock Appreciation Right which shall be the base value for determination of the payment attributable to such Stock Appreciation Right as provided in Section 3.3 of the Plan.

(ee) “Securities Act” means Securities Act of 1933, as amended, and guidance issued thereunder.

(ff) “Stock” means the Company’s no par value common stock.

(gg) “Stock Appreciation Right” means the right to receive payment in cash or stock as described in Plan Section 3.3.

(hh) “Stock Award” means a grant of Stock to a Participant, subject to the conditions and restrictions determined by the Administrator, as described in Plan Section 3.4.

(ii) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possession 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(jj) “Termination of Affiliation” means the termination of all Director, advisor and/or consultant relationships, for any reason, between a Director, advisor or consultant who is a Participant and the Company or its affiliates. A Termination of Affiliation shall be deemed to have occurred as of the date written notice to that effect is hand delivered or mailed to the Participant.

(kk) “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its affiliates for any reason, regardless of the fact that severance or similar payments are made to the Participant. The Administrator shall, in its absolute discretion, determine all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause or is a Constructive Discharge.

(ll) “Vest” or “Vested” means (i) with regard to a designated number of shares of Stock included in an Option or Stock Appreciation Right Award, that such designated number of shares is exercisable and/or payable, and (ii) with respect to a designated number of shares included in a Stock Award, means that certain restrictions and conditions on such Award have lapsed, in each case as provided in the Equity Ownership Agreement.

(mm) “Voluntary Resignation” means a Termination of Employment as a result of the Participant’s resignation but does not include a Constructive Discharge.

SECTION 2

GENERAL TERMS

2.1 Purpose of the Plan.  The Plan is intended to (a) provide incentive to employees, directors, consultants and advisors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees, directors, consultants and advisors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of attracting, retaining and rewarding highly qualified employees, directors, advisors and consultants.

2.2 Stock Subject to the Plan.

Subject to adjustment in accordance with Section 5.2, there shall be 4,000,000 shares of Stock reserved and available for issuance under the Plan (the “Maximum Plan Shares”), any of which may be issued as Incentive Stock Options. At no time shall the Company have outstanding Awards and shares of Stock issued in respect to Awards in excess of the Maximum Plan Shares. To the extent permitted by law, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited, canceled, expired or terminated for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

2.3 Administration of the Plan.

(a) General.  The Plan shall be administered by the Administrator. The Administrator shall have full authority in its discretion to determine those eligible under Section 2.4(a) to whom Awards shall be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Administrator shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Equity Ownership Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Administrator’s determination under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Administrator’s decisions shall be final and binding on all Participants.

(b) Appointment.  The Board shall appoint the Administrator from among its members to serve at the pleasure of the Board; provided, if at any time no such Administrator is appointed, the Board shall serve as the Administrator. The Administrator shall at all times either consist of: (i) the full Board, or (ii) a committee composed solely of “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

(c) Delegation by Administrator.  Unless prohibited by applicable law or the applicable rules of a stock exchange or NASDAQ, the Administrator may allocate all or some of its responsibilities and powers to any one or more of its members. The Administrator also may delegate all or some of its responsibilities and powers to any person or persons it selects (except that Awards under the Plan must be granted by the Board or a committee meeting the requirements of Section 2.4(b)(2)). The Administrator may revoke any such allocation or delegation at any time.

2.4 Eligibility and Limitations.

(a) Participants in the Plan shall be selected by the Administrator from among the employees, directors, advisors and consultants of the Company and its affiliates; provided, however, that (i) only individuals who are employees of the Company or a Parent or Subsidiary on the date of grant may receive Incentive Stock Options and (ii) under the circumstances specified below in this subsection (a), an Alternate Grantee who is an affiliate of a Director may, at the discretion of the Administrator, be granted Non-Qualified Stock Options even if such entity is not an employee, director, advisor or consultant of the Company or its affiliates. A grant of Non-Qualified Stock Options may be made to an Alternate Grantee if the Administrator in its discretion determines that (i) a Director to whom an option grant would normally be made is barred from receiving or retaining such grant by contractual or legal restrictions applicable to him/her by virtue of his/her relationship to the Alternate Grantee, (ii) the Director has refused or waived the grant originally intended for him/her (and such grant has been cancelled) and has informed the Administrator of the identity of the Alternate Grantee; (iii) there is an appropriate exemption under the Securities Act pursuant to which a grant to the Alternate Grantee may be made without meeting the registration requirements of such act; and (iv) it would be consistent with the purposes of the Plan and in the Company’s best interest to make such a grant of Non-Qualified Stock Options to the Alternate Grantee.

(b) In the case of Incentive Stock Options, the aggregate Fair Market Value (determined at the date an Incentive Stock Option is granted) of Stock with respect to which Options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Options(s) which cause the limitation to be exceeded shall be treated as Non-Qualified Stock Option(s).

(c) After the effective date of the Plan no Options shall be granted to any officer or employee in any calendar year with respect to more than 500,000 shares of Stock and no Stock Appreciation Rights shall be granted to any officer or employee in any calendar year with respect to more than 500,000 shares of stock.

SECTION 3

TERMS OF AWARDS

3.1 Terms and Conditions of All Awards.

(a) Number of Shares Subject to Award.  The number of shares of Stock as to which an Award shall be granted shall be determined by the Administrator in its sole discretion, subject to the provisions of Sections 2.2 as to the total number of shares available for grants under the Plan and 2.4 as to eligibility and limitations.

(b) Equity Ownership Agreement.  Each Award shall be evidenced by an Equity Ownership Agreement in such form as the Administrator may determine is appropriate, subject to the provisions of the Plan. In the event of a discrepancy between the Equity Ownership Agreement and the Plan, the Plan shall control.

(c) Vesting.  The Administrator may provide in any Equity Ownership Agreement a vesting schedule. The vesting schedule shall specify when an Award shall become Vested (and thus exercisable,

if applicable). The Administrator may accelerate the vesting schedule set forth in the Equity Ownership Agreement at any time if the Administrator determines that it is in the best interests of the Company to do so. Except as provided in an individual employment agreement entered into between a Participant and the Company, notwithstanding any vesting schedule which may be specified in an Equity Ownership Agreement, or any determination made by the Administrator, or any provision of the Plan to the contrary, no Award may Vest to the extent that vesting would create a situation in which the exercisability of any such Award would result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(d) Transferability.  Awards shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant, or, in the event of the Disability of the Participant, by the legal representative of the Participant.

(e) Treatment of Awards Upon Termination of Employment or Affiliation.  Except as otherwise provided by Plan Section 3.2(f) and (g), any Award (or portion thereof) under this Plan to a Participant who incurs a Termination of Employment or Termination of Affiliation shall be canceled, accelerated, paid or continued, as provided in the Equity Ownership Agreement. Except as otherwise determined by the Administrator, the portion of any Award which has not Vested shall terminate immediately upon Termination of Employment or Termination of Affiliation.

(f) Other Conditions.  In the applicable Equity Ownership Agreement, the Administrator may impose any other conditions, restrictions and contingencies on Awards not inconsistent with the provisions of the Plan as it determines appropriate.

3.2 Terms and Conditions of Options.

At the time any Option is granted, the Administrator shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as shares of Stock purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the date the Plan is adopted or the date such Plan is approved by the Company’s shareholders, whichever is earlier.

(a) Option Price.  Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price of Stock purchasable under any Option shall be as determined by the Administrator and set forth in the applicable Equity Ownership Agreement. However, with respect to each grant of a Non-Qualified Stock Option to any Participant and each grant of an Incentive Stock Option to a Participant who is not an Over 10% Owner, the Exercise Price shall not be less than the Fair Market Value on the date the Option is granted. With respect to each grant for an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term.  The Administrator shall determine the term and Expiration Date of each Option. The Equity Ownership Agreement shall set forth the term of each Option. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. In either case, the Administrator may specify a shorter term and state such term in the Equity Ownership Agreement.

(c) Method of Exercise.  A Participant may exercise the Option by written notice to the Administrator pursuant to any procedures established by the Administrator. Unless otherwise determined by the Administrator and set forth in the Equity Ownership Agreement, the exercise of an Option may be for less than the full number of shares of Stock subject to such Option, but such exercise shall not be made for less than (i) 100 shares or (ii) the total remaining shares subject to the Option, if such total is less than 100 shares. Each notice of exercise shall identify the Option and shall be accompanied by payment of the Exercise Price for the number of shares specified in such notice and by any documents required by the Plan. Except as provided in Section 4 of the Plan, the Company shall make delivery of such shares within a reasonable period of time; provided, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act and causing such registration statement to become effective) with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. For Options which are Incentive Stock Options, written statements on Form 3921 shall be furnished to the Participant in accordance with Section 6039 of the Code on or before January 31 of the year following the year in which the Option was exercised. See Treas. Reg. §§ 1.6039-1 and -2, and 301.6039.1.

(d) Payment of Exercise Price.  Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Administrator in the Equity Ownership Agreement or by amendment thereto, which may include, without limitation, cash or, if the Equity Ownership Agreement provides, (i) by delivery or deemed delivery (based on an attestation to the ownership thereof) to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price or (ii) by tendering a combination of cash and Stock. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant.

(e) Rights as a Shareholder.  The holder of an Option, as such, shall have none of the rights of a shareholder.

(f) Condition to the Exercise of an Option.  Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Administrator shall determine and specify in the Equity Ownership Agreement. Subsequent to the grant of an Option, the Administrator, at any time before complete termination of such Option, (i) may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control, and (ii) may permit the Option (or any portion thereof) to be exercised, for all or part of the remaining Option term notwithstanding any provision of the Equity Ownership Agreement to the contrary. In particular, the Administrator may extend the exercisability of any Option following Termination of Employment or Termination of Affiliation at any time at its discretion.

(g) Termination of Employment or Affiliation.  Notwithstanding subsection (f) above, with respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised but Vested shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a Participant whose Termination of Employment is due to death or Disability, one (1) year shall be substituted for such three (3) month period. Notwithstanding the foregoing, the Administrator may extend the exercisability of any Incentive Stock Option following Termination of Employment, but in such case, such Incentive Stock Option shall be converted to a Non-Qualified Stock Option. For purposes of this Subsection (g), Termination of Employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(h) Special Provisions for Certain Substitute Options.  Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder, may be issued to individuals who would not otherwise be eligible for grants under

Section 2.4(a) of the Plan, and may contain such other terms and conditions as the Administrator may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(i) Conversion of Incentive Stock Options to Non-Qualified Stock Options.  In the event any part or all of an Option granted under the Plan which is intended to be an Incentive Stock Option at any time fails to satisfy all of the requirements of an Incentive Stock Option, then such Incentive Stock Option shall be split into an Incentive Stock Option and Non-Qualified Stock Option so that the portion of the Option, if any, that still qualifies as an Incentive Stock Option shall remain an Incentive Stock Option and the portion that does not qualify as an Incentive Stock Option shall become a Non-Qualified Stock Option.

3.3 Terms and Conditions of Stock Appreciation Rights.

(a) Grant.  A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with an Award. A Stock Appreciation Right granted in connection with an Award may be exercised only to the extent that the related Award has not been exercised, paid or otherwise settled. The exercise of a Stock Appreciation Right granted in connection with an Award shall result in a pro rata surrender or cancellation of any related Award to the extent the Stock Appreciation Right has been exercised.

(b) Rights as a Shareholder.  The holder of a Stock Appreciation Right, as such, shall have none of the rights of a shareholder.

(c) Payment.  A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of Stock at the time of payment or exercise over (2) the SAR Price. The SAR Price shall be determined by the Administrator in its discretion and set forth in the Equity Ownership Agreement, provided that the SAR Price shall be not less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted. Upon payment or exercise of a Stock Appreciation Right, the Company shall pay such amount to the Participant in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Equity Ownership Agreement or, in the absence of such provision, as the Administrator may determine.

(d) Conditions to Exercise or Payment.  Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Administrator shall determine and specify in the Equity Ownership Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Administrator, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part. The Administrator may extend any Stock Appreciation Right at any time in its sole discretion.

(e) Method of Exercise.  A Participant may exercise the Stock Appreciation Right by written notice to the Administrator pursuant to any procedures established by the Administrator. Unless otherwise determined by the Administrator and set forth in the Equity Ownership Agreement, the exercise of a Stock Appreciation Right may be for less than the full number of shares of Stock subject to such Stock Appreciation Right, but such exercise shall not be made for less than (i) 100 shares or (ii) the total remaining shares subject to the Stock Appreciation Right, if such total is less than 100 shares.

3.4 Terms and Conditions of Stock Awards.

(a) Grant.  The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Administrator determines and sets forth in the Equity Ownership Agreement, and the certificate for such shares shall bear evidence of any restrictions or conditions. The

Administrator may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

(b) Lapse of Restrictions.  Restrictions or conditions on such shares shall lapse, and the Stock Award shall become vested and nonforfeitable, if at all, as determined by the Administrator and set forth in the Equity Ownership Agreement. Subsequent to the date of the grant of the Stock Award, the Administrator shall have the power at any time to permit, in its discretion, an acceleration of the expiration of all or any restrictions or conditions with respect to any part or all of the shares awarded to a Participant.

SECTION 4

RESTRICTIONS ON STOCK

4.1 Escrow of Shares.  Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant’s name, but, if the Equity Ownership Agreement so provides, the shares of Stock shall be held by a custodian designated by the Administrator (the “Custodian”). Each Equity Ownership Agreement providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the Equity Ownership Agreement, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the Equity Ownership Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Equity Ownership Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Administrator may provide in the Equity Ownership Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian until the expiration of the term specified in the Equity Ownership Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or the Company, as applicable.

4.2 Forfeiture of Shares.  Notwithstanding any vesting schedule set forth in any Equity Ownership Agreement, to the extent permitted by applicable law, in the event that a Participant has violated a noncompetition agreement or any other employment or employment-related agreement between the Participant and the Company or its affiliates as set forth in the Equity Ownership Agreement, all Awards and shares of Stock issued to the Participant pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the Participant the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

4.3 Restrictions on Transfer.  The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the Equity Ownership Agreement. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the Equity Ownership Agreement, including, but not limited to, any right of repurchase or right of first refusal, shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the Equity Ownership Agreement, and the shares of Stock so transferred shall continue to be bound by the Plan and the Equity Ownership Agreement.

SECTION 5

GENERAL PROVISIONS

5.1 Withholding.  The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld pursuant to the requirements of any federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award (and benefits under the Plan shall be conditioned upon such payment). A Participant may pay the withholding tax in cash, or, if the Equity Ownership Agreement provides, a Participant may also elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local withholding taxes, if any, arising from exercise or payment of an Award (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Administrator; and

(b) Any Withholding Election made will be irrevocable; however, the Administrator may in its sole discretion approve or give no effect to the Withholding Election.

5.2 Changes in Capitalization; Merger; Liquidation.  All adjustments the Administrator makes under this Section 5.2 shall be conclusive.

(a) The number of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Stock Awards; the number of shares of Stock issuable upon the exercise or payment, as applicable, of each outstanding Option and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option, the SAR Price of each outstanding Stock Appreciation Right and the specified number of shares of Stock to which each outstanding Stock Appreciation Right pertains may be proportionately adjusted by the Administrator for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Administrator may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new Awards, the termination or adjustment of outstanding Awards, the acceleration of Awards or the removal of restrictions on outstanding Awards. Any adjustment pursuant to this Section 5.2 may provide, in the Administrator’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding. Any issuance by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not affect the Plan, and no adjustment hereunder by reason thereof shall be made, except as specifically provided otherwise in this Section.

5.3 Cash Awards.  The Administrator may, at any time and in its discretion, grant to any Participant the right to receive, at such times and in such amounts as determined by the Administrator in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Award or the exercise of rights thereunder.

5.4 Compliance with Code.  All Incentive Stock Options to be granted hereunder are intended to comply with Code Sections 421, 422 and 424, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent, and all other Options and all Stock Appreciation Rights to be granted hereunder are intended to comply with Code Section 409A, and all provisions of the Plan and such Awards granted hereunder shall be construed in such manner as to effectuate that intent.

5.5 Right to Terminate Employment or Affiliation.  Nothing in the Plan or in any Award shall confer upon any Participant the right to continue as an employee, director, officer, advisor, or consultant of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant’s employment or affiliation at any time.

5.6 Restrictions on Delivery and Sale of Shares; Legends.  Each Award is subject to the condition that if at any time the Administrator, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or NASDAQ or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Administrator may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.7 Non-Alienation of Benefits.  Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.8 Termination and Amendment of the Plan.  The Board at any time may amend or terminate the Plan; provided, however, such action must be approved by the shareholders of the Company if such approval is necessary with respect to tax, securities or other applicable laws or the applicable rules or regulations of any stock exchange or NASDAQ. No such termination or amendment shall, without the consent of the holder of an existing Award as evidenced in a writing signed by the Participant and the Administrator, adversely affect the rights of the Participant under such Award. The Plan shall automatically terminate upon the earlier of (i) 10 years from the effective date of the Plan as provided in Section 5.11 or (ii) when all of the Maximum Plan Shares have been issued under the Plan. Upon termination of the Plan, its provisions shall remain in effect as long as any Awards are outstanding with respect to such outstanding Awards.

5.9 Shareholder Approval.  The Plan shall be submitted to the shareholders of the Company for their approval within twelve (12) months of the adoption of the Plan by the Board.

5.10 Choice of Law.  The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

5.11 Effective Date of Plan.  The Plan shall be adopted effective as of the date it is approved by the shareholders of the Company as provided in Section 5.9 above.

5.12 Headings. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof.

5.13 Legal References.  Except as explicitly provided herein, any reference in this Plan to a provision of law which is later revised, modified, amended, finalized or redesignated, shall automatically be considered a reference to such revised, modified, amended, finalized or redesignated provision of law.

5.14 Notices.  All notices or other communications by a Participant to the Administrator pursuant to or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

ATHEROGENICS, INC	Attest:

By:	By:

Name: Russell M. Medford, M.D., Ph.D.	Name: Mark P. Colonnese
President and Chief Executive Officer	Executive Vice President, Commercial Operations and Chief Financial Officer

REVOCABLE PROXY
ATHEROGENICS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Russell M. Medford, Mark P. Colonnese and Joseph M. Gaynor, Jr., and each or any of them, proxies of the undersigned, or Proxy Representatives, with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 22, 2008, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.
     CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF.
ATHEROGENICS, INC.
May 22, 2008
PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet. ¯
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	Proposal to elect four Class II directors to serve until the 2011 Annual Meeting of Shareholders.

	☐	FOR ALL NOMINEES		NOMINEES

			o	R. Wayne Alexander

	☐	WITHHOLD AUTHORITY	o	Samuel L. Barker

		FOR ALL NOMINEES	o	Margaret E. Grayson

			o	William A. Scott

	☐	FOR ALL EXCEPT

(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	2.	A proposal to approve the AtheroGenics, Inc. 2008 Equity Ownership Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	3.	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	4.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

☐	THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS II DIRECTORS AND FOR PROPOSAL 2 AND FOR PROPOSAL 3

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.